Exhibit 10.2

December 7, 2011

John J. Pollock
[Address removed]

Dear John:

Aetrium hereby acknowledges and accepts your resignation as President, Chief Executive Officer and a director of the company effective November 28, 2011, which by your signature below you confirm. This letter sets forth our agreements relating to your resignation.

1.
You will receive severance payments equal in the aggregate to $180,000, payable ratably in regular payroll intervals over the 12 months ending on the last payroll date prior to November 28, 2012.  These payments will be subject to all taxes and tax withholdings required by law. Aetrium will not oppose any application for unemployment compensation made by you.  In reporting the reasons for your termination in connection with any application by you for unemployment compensation, Aetrium will state that the reasons for termination were business reasons and will not attribute the termination to job performance.

2.
Aetrium will reimburse you for the employer portion equivalent of the cost of medical and dental coverages you elect to continue under COBRA up to May 31, 2013 or such earlier time as you become eligible for medical or dental coverage, as applicable, under another employer’s health plan. By way of illustration, as you know, the company currently pays 50% of the medical and dental insurance premiums for its covered employees and makes HRA contributions equal to 50% of claims subject to the medical plan deductible. The current monthly COBRA charge to continue family coverage under our medical plan is $1205.01, $297.49 of which is for the company’s HRA contribution commitment, and the remaining $907.52 of which is for the insurance premium. If you elect family coverage under COBRA, the company will cover the HRA charge and pay one-half of the insurance premium charge, and you will be responsible for the remaining insurance premium charge of $453.76. Your share of the COBRA payments will be deducted from your severance payments during the severance payment period, and thereafter you will be responsible for making your share of the COBRA payments in accordance with the instructions provided by our COBRA administrator. As the company’s health plans and the employer covered portions of our health plan charges reset each year, this subsidy for your medical and dental COBRA elections will reset accordingly.

3.
During the 12 month period ending November 28, 2012, you will not, directly or indirectly, provide services, advice or consultation, or proposals therefor, whether as an employee, consultant or otherwise, to Multitest Electronic Systems GmbH, Cohu, Inc., TESEC Corporation, QualiTau, Ltd. or ESPEC Corp. or any affiliate of any such named entity or any successor to the automated test handler or reliability test equipment business of any such named entity or affiliate. An affiliate of a named entity is any entity directly or indirectly controlling, controlled by or under common control with the named entity.

4.
Effectiveness of the provisions of paragraphs 1, 2 and 3 above is conditioned upon your execution of a Separation Release in the form attached hereto as Exhibit A, and upon the Separation Release becoming effective by the lapse of the rescission period contained therein without rescission.

5.
You will not use or disclose any Confidential Information. Confidential Information means information not generally known outside Aetrium or readily ascertainable relating to Aetrium's business, processes or products, past, present, anticipated or under development, including trade secret and other information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, leasing, servicing, finance and business systems and techniques, and including information originated by Aetrium's employees and information received by Aetrium from third parties on a restricted disclosure basis.  All information disclosed to you, or to which you had access, whether originated by you or by others, during the period of your employment at Aetrium, and which you have reasonable basis to believe to be Confidential Information or which is treated by Aetrium as being Confidential Information, will be presumed to be Confidential Information.

6.
You acknowledge that the covenants at paragraphs 3 and 5 are necessary to protect Aetrium’s legitimate proprietary interests and that Aetrium would be damaged irreparably in the event of your breach or threatened breach of either foregoing covenant. Accordingly, Aetrium will be entitled to an injunction to prevent breaches of the foregoing covenants and to enforce specifically the terms and provisions thereof in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which Aetrium may be entitled, at law or in equity.

7.
Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. This letter agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including matters of validity, construction, effect, performance and remedies, and a Minnesota judicial forum will have venue. If any term or other provision of this letter agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this letter agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to a party.  Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the covenants and transactions contemplated hereby are fulfilled to the extent possible. This letter agreement and the Separation Release in the form attached hereto as Exhibit A embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter, and may not be modified except in a writing duly executed by you and Aetrium.

Please acknowledge your agreement to these terms by countersigning and dating a copy of this letter.

Very truly yours,

/s/ Joseph C. Levesque
Joseph C. Levesque
President and Chief Executive Officer

Acknowledged and agreed:

/s/ John J. Pollock
John J. Pollock

Dated:	December 7, 2011

Exhibit A

SEPARATION RELEASE

Aetrium Incorporated (together with its affiliated companies, hereinafter "Aetrium") has offered and I, John J. Pollock, hereby accept the consideration set forth in Aetrium’s letter to me dated December 7, 2011 (“the letter”) for my full and complete separation from the service of Aetrium.  Effective November 28, 2011 I hereby relinquish all of my employment rights and privileges with Aetrium.  In addition to the consideration stated in the referenced letter, I acknowledge that I have received payment for all wages earned and that I have no vacation earned and not taken. No promises or inducements other than those set forth in this Separation Release and the letter referenced above have been made to me to secure my signature on this document.

I further understand and agree in consideration of the above stated consideration that this Separation Release constitutes a full settlement and release of any and all claims of any kind that I have or might have against Aetrium, its officers, employees, agents, successors, and predecessors, arising out of any actions, conduct, decisions, behavior, or events occurring prior to the date of my execution of this Separation Release.  I understand and accept that this release specifically covers, but is not limited to, any and all claims, complaints, causes of actions, or demands that I have or may have against the released parties relating in any way to the terms, conditions, and circumstances of my employment and termination of my employment with Aetrium, whether based on statutory or common law claims for employment discrimination (including age, sex, disability, reprisal and race discrimination arising under Title VII of the Civil Rights Act of 1964, as amended, and/or the Minnesota Human Rights Act, Minn. Stat. Ch. 363 as amended, or any other federal, state or local statute or ordinance), or any claimed violation of the Fair Labor Standards Act, the Family and Medical Leave Act, The Age Discrimination in Employment Act,  The Americans with Disabilities Act or Minn. Stat. Ch. 177 and 181, or claims for wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, negligence, or any other theory, whether legal or equitable.

I understand that this release will not impair any existing rights I may have under any presently existing pension, retirement or employee benefit plan of Aetrium, nor will it impair any rights I may have to seek unemployment compensation benefits, nor will it impair my right to file a charge of discrimination with the Equal Employment Opportunity Commission or any other governmental agency, although I do waive all right to recover damages or other personal relief by virtue of any such charge.

By my signature below, I acknowledge that I fully understand and accept the terms of this Separation Release, and I represent and agree that my signature is freely, voluntarily and knowingly given.

By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Separation Release for up to twenty-one (21) days and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.

I understand that I may rescind this Separation Release if I do so in writing, delivered by registered mail to Mary Kvaal, 2350 Helen Street, North St. Paul, MN  55109, within fifteen (15) days of the date below.

/s/ John J. Pollock	December 7, 2011
Signature: John J. Pollock	Date